#KOMBAT

'93 SNES MORTAL KOMBAT

THIS INITIAL OFFERING IS COMING SOON!


MORTAL KOMBAT

CURRENT VALUE: $90,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

#KOMBAT

'93 SNES MORTAL KOMBAT

SPECS

FINANCIALS

Initial Offering Share Price	$9.00
Number of Shares	10,000
Initial Offering Market Cap.	$90,000
Storage Location	Rally

ASSET SPECIFICATIONS

Game	Mortal Kombat
System	SNES
Manufacturer	Midway, Acclaim
Production Year	1993
Box Variant	First-party V-Seam
Authentication	Wata
Box Grade	9.8
Seal Rating	A+
Certification No.	576397-002

DESCRIPTION OF SERIES 1993 SNES MORTAL KOMBAT VIDEO GAME

Investment Overview

- Upon completion of the Series #KOMBAT Offering, Series #KOMBAT will purchase a 1993 SNES Mortal Kombat Video Game graded Wata 9.8 A+ as the Underlying Asset for Series #KOMBAT (The "Series 1993 SNES Mortal Kombat Video Game" or the "Underlying Asset" with respect to Series #KOMBAT, as applicable), the specifications of which are set forth below.
- The Super Nintendo Entertainment System (SNES) was released in the US on August 23, 1991, becoming the first successor to the original Nintendo Entertainment System (NES).
- Mortal Kombat began as a 1992 clone of the Capcom arcade game Street Fighter 2. It went on to become one of the most popular arcade fighting games of all time with 24,000 arcade cabinets sold and revenues of $570,000,000 by 2002. In 1993, it was brought to home consoles, including the SNES, by Acclaim Entertainment.
- The Underlying Asset is a 1993 SNES Mortal Kombat Video Game graded Wata 9.8 A+.

Asset Description

Overview & Authentication

- Bally Manufacturing Corporation began as a pinball division for the company Lion Manufacturing in January of 1932.
- In 1969, Midway Manufacturing Company, maker of Amusement Machines was bought by Bally, a leading pinball machine manufacturer. In 1988, WMS Industries of Chicago purchased Bally and incorporated Midway Manufacturing as wholly owned subsidiary. Midway then designed and produced video games.
- The Super Nintendo Entertainment System (SNES) is released in North America in August 1991 as a successor for the long dominant Nintendo Entertainment System (NES).
- Managing Editor of Game Daily, Amanda Farough, explains that one of Mortal Kombat's breakthrough technical aspects involved the early use of live action actors, "Using real actors was something you hadn't really seen in an arcade-style game yet — they weren't this high fidelity, especially with fighting games."
- Mortal Kombat was created by only four people in ten months.
- The Mortal Kombat arcade cabinet was released in the United States in October 1992.
- Dubbed "Mortal Monday," Acclaim released the home console port of Midway's Mortal Kombat to Sega Genesis and SNES on August 13, 1993.
- The Mortal Kombat development team did something with the SNES home version that had never been done before, they "convert(ed) the actual arcade game assembly code to SNES while creating and optimizing the rest by hand."
- A joint congressional hearing in December of 1993 centered around Joseph Lieberman showing video clips of Mortal Kombat to increase support for curbing increasing violence in video games.
- In September of 1994, Mortal Kombat became the first game ever to receive a "Mature" rating by the ESRB, and is a key reason why video game ratings were first rolled out.
- A Mortal Kombat movie was released in US theaters in August of 1995.
- After eight core titles in the Mortal Kombat franchise from Midway Entertainment, the series moved to NetherRealm Studios launching a true reboot in April of 2011.
- In February of 2016, easter eggs from the original Mortal Kombat arcade cabinet, including a secret menu and videos of hidden gameplay, are discovered almost twenty years after the original arcade cabinet release.
- A new film, titled Mortal Kombat, is released in theaters and streaming on April 23, 2021, accruing a worldwide gross of more than $83 million.
- The Underlying Asset is 1993 SNES Mortal Kombat Video Game graded Wata 9.8 A+ with certification number 576397-002.

Notable Features

- The Underlying Asset is a 1993 SNES Mortal Kombat Video Game graded Wata 9.8 A+.

Notable Defects

- The Underlying Asset's condition is consistent with its condition grade from Wata Games.

Details

Series SNES Mortal Kombat Video Game	
Game	Mortal Kombat
System	SNES
Manufacturer	Midway Games, Acclaim Entertainment
Production Year	1993
Box Variant	First-party V-Seam
Authentication	Wata Games
Box Grade	9.8
Seal Rating	A+
Certification No.	576397-002

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1993 SNES Mortal Kombat Video Game going forward.

#KOMBAT | $90K

COMPARABLE ASSET VALUE



ASSET VALUE

+1550%

TRANSACTIONS

3

"This was the end of civilized culture, the downfall of American society, and the harbinger of Judgment Day, all rolled into one."

COMPLEX

April 2021

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#KOMBAT

'93 SNES MORTAL KOMBAT

What started as a clone of the popular fighting game, Street Fighter 2, became one of the biggest hits in arcade fighting game history. With violence so intense and controversial, the original Mortal Kombat game spawned a congressional hearing against video game violence and acted as a catalyst for the ESRB video game rating system. #KOMBAT is a 1993 SNES Mortal Kombat Video Game graded Wata 9.8 A+. Sealed for almost three decades, #KOMBAT is a well-preserved piece of gaming history.

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#KOMBAT | *Visuals*

Mortal Kombat was the first game ever to receive a “Mature” rating by the ESRB.

LAUNCH GALLERY ›

#KOMBAT | *Timeline*

Jan. 1932	Bally Manufacturing Corporation is created as a pinball division for the company Lion Manufacturing.
Jan. 1969	Midway Manufacturing Company is bought by Bally.
Aug. 1991	The Super Nintendo Entertainment System (SNES) is officially launched in North America.
Oct. 1992	The Mortal Kombat arcade cabinet is released in the United States.
Sep. 1993	Dubbed "Mortal Monday," Mortal Kombat is ported to the Sega Genesis and SNES. #KOMBAT is released.